Exhibit 99.1

One Horizon Licenses its 2nd Mobile VoIP Solution with Smart Communications, the Philippines’ Leading Wireless Service Provider with 55 Million Prepaid Subscribers

LIMERICK, IRELAND—(Marketwired – July 21, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that it has sold its second software license for its data roaming VoIP solution. This product is specifically branded for seafarers with a higher estimated ARPU due to the longevity of their travels. The service is offered through Smart Communications, the Philippines’ leading wireless service provider with an estimated 55 million prepaid subscribers.

Smart Communications' new service, branded Marino All Abroad, is targeting almost 500,000 registered Filipino seafarers1. Marino All Abroad is a brand new product with the same underlying VoIP technology, comprised of a prepaid SIM card paired with the One Horizon app that provides a seamless mobile experience for seafarers; at home and abroad. When roaming abroad this smartphone app and SIM combo allows Filipino seafarers to send SMS’s, make voice calls and send emails home at a fraction of the price of a traditional mobile roaming service. Marino All Abroad also allows seafarers to continue to send SMS, perform voice and data transactions when back home in the Philippines through Smart Communications’ own GSM network without the need to change SIM cards, an industry first.

By using the One Horizon Group ultra-low data-consumption VoIP service carriers receive 15 minutes of VoIP for just 1 MB.  It now makes commercial sense to allow data-roaming VoIP compared to standard VoIP dialers that use over 10x more data than the patented One Horizon Group technology.  With inter-operator data costs typically being set at around $0.10 per MB, carriers now have an additional revenue stream by finally being able to offer roaming calls to their prepaid subscribers at a price-point that is competitive with OTT services.

Brian Collins, CEO of One Horizon Group, stated, "We are delighted to have successfully licensed our technology that enables yet another fantastic roaming solution. Our unique technology offers carriers the ability to keep their prepaid subscribers generating revenue even when they roam abroad.  This is the first time a service offering such as this has been made available to the industrious Filipino seafaring communities around the world that travel extensively for longer periods of time and therefore generate a higher ARPU.”

Brian Collins continued, “Our revenue model is simple; we charge for user licenses sold in blocks of 50,000 licenses at a time. Once consumed, the operator purchases another 50,000 licenses. We fully expect a very high up-take of this service across the whole spectrum of almost half a million seafarers, especially since it is being offered by the country’s largest mobile operator and will be heavily promoted."

1 http://ctsi.com.ph/index.php/philippine-maritime-industry-facts/

About Smart Communications, Inc.

Smart Communications, Inc. (Smart) is the Philippines' leading wireless services provider. Smart has built a reputation for innovation, having introduced world-first wireless offerings such as Smart Money, Smart Load, Smart Padala, and the Netphone. Smart offers 3G, HSPA+, and LTE services, while its satellite service Smart Link provides communications to the global maritime industry. Smart Broadband, Inc., a wholly-owned subsidiary, offers a wireless broadband service, Smart Broadband, with 2.6 million subscribers.

Smart is a wholly owned subsidiary of the Philippines' leading telecommunications carrier, the Philippine Long Distance Telephone Company. For more information, visit http://www.smart.com.ph.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 37 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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